Exhibit 4.3

CATERPILLAR FINANCIAL SERVICES CORPORATION,
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION
(as successor to Continental Bank, National Association)
as Trustee
FIRST SUPPLEMENTAL INDENTURE
dated as of [                    ], 2005
to
INDENTURE
dated as of July 15, 1991
Variable Denomination Floating Rate Demand Notes

          FIRST SUPPLEMENTAL INDENTURE, dated as of [                    ], 2005 (this “First Supplemental Indenture”), is by and between CATERPILLAR FINANCIAL SERVICES CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor to Continental Bank, National Association), a corporation duly organized and existing under the laws of the United States, as Trustee (the “Trustee”) under the Indenture of the Company, dated as of July 15, 1991 (the “Indenture”).
RECITALS
          WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured variable denomination floating rate demand notes (the “Securities”) pursuant to the Plan (as defined below);
          WHEREAS, Section 901(6) of the Indenture provides that the Company and the Trustee may from time to time enter into one or more indentures supplemental thereto to cure any ambiguity, or correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture as shall not adversely affect the interests of the Holders of Securities in any material respect; and
          WHEREAS, the Company has made modifications to the Plan (as defined below) to change the name of the “Caterpillar Money Market Account Plan” to “Cat Financial PowerInvestment Plan”, and to change the name of the “Caterpillar Money Market Account Committee” to “Cat Financial PowerInvestment Committee”.
          NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:
          SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Indenture.
          SECTION 2. Amendments to Section 101 of the Indenture. The following changes are hereby made to the defined terms in Section 101 of the Indenture:
          2.1 The defined term “Money Market Account Committee” is hereby deleted in its entirety and replaced with the following:
          “Cat Financial PowerInvestment Committee” means the Cat Financial PowerInvestment Committee appointed by the Board of Directors pursuant to the Plan to supervise the administration of the Plan.

          2.2 The defined term “Plan” is hereby deleted in its entirety and replaced with the following:
          “Plan” means the Cat Financial PowerInvestment Plan established by the Company, as amended or supplemented from time to time.
          SECTION 3. Miscellaneous.
          3.1 Ratification. This First Supplemental Indenture is executed by the Company and the Trustee pursuant to the provisions of subsection (6) of Section 901 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as amended and supplemented hereby, is in all respects hereby adopted, ratified and confirmed.
          3.2 Representation and Warranty. Each of the parties hereto represents and warrants that this First Supplemental Indenture has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          3.3 Governing Law; Parties; Severability. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. Whenever in this First Supplemental Indenture there is reference made to any of the parties hereto, such reference shall also be a reference to the successors and assigns of such party, including, without limitation, any debtor-in-possession or trustee. The provisions of this First Supplemental Indenture shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. If any one or more of the covenants, agreements, provisions or terms of this First Supplemental Indenture shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this First Supplemental Indenture and shall in no way affect the validity or enforceability of the remaining provisions.
          3.4 Effectiveness. This First Supplemental Indenture shall be effective as of the date first above written.
          3.5 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective authorized officers as of the day and year first above written.

CATERPILLAR FINANCIAL SERVICES CORPORATION

By:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:

Name:
Title: